Exhibit 99.1


         Fossil, Inc. Reports Record Fourth Quarter and Year-End Results

     -- Fourth Quarter Diluted EPS rises 22.9% to $0.59, Exceeding First Call Consensus of $0.55
     --   Fourth Quarter Net Sales Increases 22.0% to $259.2 million
     --   Company Introduces Fiscal 2004 Guidance Range of $1.67 - $1.71

    RICHARDSON, Texas, Feb. 24 /PRNewswire-FirstCall/ -- Fossil, Inc.
(Nasdaq: FOSL) today reported fourth quarter net sales and earnings for the thirteen-week period ("Fourth Quarter") and fiscal year ended January 3, 2004.

    Fourth Quarter Results:
     -- Net sales increased 22.0% to $259.2 million compared to $212.4 million in the fourth quarter of 2002;
     -- Gross profit grew 25.0% to $136.9 million, or 52.8% of net sales, compared to $109.5 million, or 51.6% of net sales, in the fourth quarter of 2002;
     -- Operating income rose 24.1% to $46.3 million, or 17.9% of net sales compared to $37.3 million, or 17.6% of net sales in the fourth quarter of 2002;
     -- Net income increased 24.7% to $29.0 million compared to $23.3 million in the fourth quarter of 2002; and
     -- Diluted earnings per share rose 22.9% to $0.59, on 48,994,000 weighted average shares outstanding compared to $0.48, on 48,432,000 weighted average shares outstanding in the fourth quarter of 2002.

    "Fiscal 2003 marked a period of significant accomplishments for our Company," began Mike Kovar, Senior Vice President and Chief Financial Officer. "Financially, we reported a record year with many of our businesses and brands reporting double-digit sales gains. Our ongoing success can be attributed to our unique approach to the fashion watch business that encompasses multiple channels of distribution, reaches consumers of all ages and backgrounds and offers some of the most prestigious brands in the world. Operationally, we consolidated North American distribution into a new warehouse in Dallas, opened a new distribution center in Germany and transitioned onto a new systems platform for our domestic operations. As we look ahead, we believe we are well positioned to capitalize on our positive global momentum and continue to expand sales and operating margins in the near and long-term."

    For the Fiscal Year Ended January 3, 2004:
     -- Net sales rose 17.8% to $781.2 million compared to $663.3 million in 2002;
     -- Gross profit grew 20.1% to $401.4 million, or 51.4% of net sales compared to $334.1 million, or 50.4% of net sales in 2002;
     -- Operating income increased 14.4% to $109.7 million compared to operating income of $95.9 million in 2002;
     -- Net income rose 16.0% to $68.3 million compared to $58.9 million in 2002;
     -- Diluted earnings per share increased 14.8% to $1.40 compared to $1.22 in 2002.

    Worldwide net sales rose 22.0% (15.1% excluding currency gains) during the Fourth Quarter with particular strength in FOSSIL, DIESEL(R), EMPORIO ARMANI(R) and DKNY(R) watches, company-owned stores and FOSSIL jewelry. Global sales of new product initiatives contributed approximately $8.6 million to net sales in the quarter. Businesses acquired after the fourth quarter of 2002 contributed approximately $1.3 million in sales during the quarter. Total international wholesale sales rose 34.8% (18.8% excluding currency gains). Sales in Europe increased 32.5% (14.4% excluding currency gains), primarily as a result of increased sales of FOSSIL and licensed brand watches and FOSSIL jewelry. Fourth Quarter sales of the Company's domestic watch business rose by 11.9% with FOSSIL watch sales increasing by 19.7%. The FOSSIL increase reflects strong wholesale sell-in during the Fourth Quarter as well as the continued strength of the brand at retail. This increase in FOSSIL watches was partially offset by the discontinuance of the EDDIE BAUER(R) private label watch product line and a decline in sales of RELIC watches. Domestic sales of the Company's accessory and sunglass businesses rose 2.2% compared to the prior year quarter with particular strength in FOSSIL eyewear and EMPORIO ARMANI jewelry. In total, domestic wholesale sales rose by 8.7%. Company-owned retail store sales increased 26.6% as a result of a 13.6% increase in the average number of stores opened during the quarter and comp-store sales gains of 14.9%. The Fourth Quarter represented the third consecutive quarter of double-digit comp-store sales increases for the Company's retail store segment. Worldwide net sales for fiscal 2003 increased 17.8% (11.7% excluding currency gains). Management currently estimates sales growth for 2004 in the 15% to 18% range, assuming the Euro remains at or slightly below current levels. Management does not expect any single quarter's growth in 2004 to be significantly above or below this range.
    Gross profit margin expanded by 120 basis points to 52.8% in the Fourth Quarter compared to 51.6% in the prior year period. The increase in gross profit margin is mainly attributable to the growth in the Company's international sales as a percentage of total sales. International sales generally produce higher gross profit margins than the Company's historical consolidated gross profit margin. Additionally, gross profit margin benefited from stronger foreign currencies, primarily the Euro, improved gross margins in Company-owned stores and a higher sales mix of licensed watch sales that generally produce higher gross profit margins than the Company's historical consolidated gross profit margin. For the year, gross profit margin increased by 100 basis points to 51.4% compared to 50.4% in the prior year. Management expects full year 2004 gross profit margin to exceed 2003 levels by approximately 50 to 75 basis points, assuming foreign currency rates, primarily the Euro, British Pound and Japanese Yen, remain equal to or slightly lower than current levels.
    Operating expenses, as a percentage of net sales, increased to 34.9% in the Fourth Quarter compared to 34.0% in the comparable prior year period. Included in Fourth Quarter operating expenses is approximately $4.5 million in additional costs related to the translation impact of stronger foreign currencies into U.S. dollars. Excluding this impact operating expense increases were mainly driven by increased personnel and other costs associated with new business initiatives and higher depreciation and amortization expense. Increases in personnel and other costs associated with new initiatives primarily relate to the Company's Swiss watch, EMPORIO ARMANI jewelry and tech watch businesses for which there were minimal revenue contributions in 2003. Depreciation and amortization expense increased during the Fourth Quarter due to completion of the first phase of the Company's SAP global software implementation in July 2003 as well as other capital additions made during 2003. Advertising expense increased approximately $2.5 million compared to the prior year quarter, but decreased from 9.4% of net sales in the prior year quarter to 8.6% during the current quarter. This reduction is primarily due to net sales exceeding the Company's projections as well as anniversarying certain new product launch costs that occurred in the fourth quarter of 2002. For the year, advertising expenses as a percentage of sales increased to 7.1% compared to 6.7% in 2002. For the year, operating expenses as a percentage of net sales increased to 37.3% compared to 35.9% in the comparable prior year period and included approximately $12.6 million in additional costs related to the translation impact of stronger foreign currencies into U.S. dollars. Management anticipates full year 2004 operating expenses, as a percentage of net sales, to decrease slightly from the levels experienced in 2003. Since the Company's sales are more heavily weighted toward the second half of the year, management expects operating expenses as a percentage of sales to be equal to or slightly greater than the prior year during the first six months of 2004 and slightly less than the prior year in the second six months of the year.
    Improved gross profit margin offset increases in operating expenses enabling the Company's Fourth Quarter operating profit margin to increase by 30 basis points to 17.9% of net sales from 17.6% of net sales in 2002. Operating income for the Fourth Quarter included approximately $8.5 million of additional income as a result of the effects of stronger foreign currencies. For the year, operating profit margin was 14.0% of net sales compared to 14.5% of net sales in 2002. Management believes operating margin for the full year 2004 could expand by 50 to 100 basis points. Operating margins during the first half of 2004 could be slightly below the lower end of the full year range, while operating margin in the second half of the year could approach, or slightly exceed, the high end of the full year range.
    The Company's effective income tax rate decreased to 37.0% and 37.6% during the Fourth Quarter and full year, respectively, compared to 38.0% and 38.6%, respectively, in the prior year comparable periods. The Company believes that its effective income tax rate for fiscal year 2004 could be equal to or slightly less than 37%.
    The Company's balance sheet remained strong and included $164.1 million in cash and no long-term debt. At year-end, cash increased by $46.2 million from $117.9 million at January 4, 2003. Inventory at year-end was current and on-plan at $126.8 million, an increase of 4.1% compared to prior year inventory of $121.8 million, and well below the rate of the Company's net sales growth. Accounts receivable increased to $121.9 million at year-end compared to $86.4 million at January 4, 2003. Day's sales outstanding increased to 43 days for the Fourth Quarter compared to 37 days in the prior year period. The majority of this increase was attributable to an increase in the Company's collection cycle and currency translation effects. The collection cycle has increased as a result of a larger percentage of international sales, which historically have longer collection periods than those experienced in the US. Working capital rose to $313.6 million, an increase of $72.4 million over working capital of $241.2 million at January 4, 2003.
    Since the announcement of its stock repurchase program in May 2003, the Company has purchased all of the approximate 627,000 shares of stock authorized at a cost of approximately $16.1 million. The Company anticipates continuing this program in 2004. The purpose of this share repurchase plan is to mitigate the dilutive impact of stock option grants during the course of the year under the Company's 1993 Long-Term Incentive Plan.
    The Company currently estimates first quarter 2004 diluted earnings per share in the range of $0.29 to $0.31 compared to diluted earnings per share of $0.25 in the first quarter of 2003. For fiscal 2004, the Company currently estimates diluted earnings per share in a range of $1.67 to $1.71 representing growth of 20.7% at the mid point of the range compared to fiscal 2003 diluted earnings per share of $1.40. The current First Call Consensus Estimate earnings per share for fiscal 2004 is $1.63.

    Certain statements contained herein that are not historical facts constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties. The actual results of the future events described in such forward-looking statements could differ materially from those stated in such forward-looking statements. Among the factors that could cause actual results to differ materially are: general economic conditions, competition, acts of terrorism or acts of war, government regulation, changes in foreign currency valuations in relation to the United States Dollar and possible future litigation, as well as the risks and uncertainties set forth on the Company's Current Report on Form 8-K dated June 25, 2003.

    Fossil is a design, development, marketing and distribution company that specializes in consumer products predicated on fashion and value. The Company's principle offerings include an extensive line of watches sold under the Company's propriety brands FOSSIL, RELIC and ZODIAC as well as licensed brands for some of the most prestigious companies in the world including EMPORIO ARMANI, BURBERRY, DKNY and DIESEL. The Company also offers complementary lines of small leather goods, belts, handbags, sunglasses under the FOSSIL and RELIC brands, jewelry under the FOSSIL and EMPORIO ARMANI brands and FOSSIL apparel. The Company's products are sold in department stores and specialty retail stores in over 90 countries around the world, in addition to the Company's e-commerce website at www.fossil.com. Additionally, certain product, press release and SEC filing information concerning the Company is available on the website.


    Consolidated Income      For the 13  For the 13   For the 52   For the 52
    Statement Data         Weeks Ended  Weeks Ended  Weeks Ended  Weeks Ended
     (in 000's):

                              January 3,  January 4,   January 3,   January 4,
                                2004         2003         2004         2003

    Net sales                  $259,199    $212,377     $781,175     $663,338
    Cost of sales               122,282     102,838      379,798      329,253
    Gross profit                136,917     109,539      401,377      334,085
    Selling expenses             72,735      58,543      227,098      186,634
    Administrative exp.          17,836      13,658       64,529       51,521
    Operating income             46,346      37,338      109,750       95,930
    Interest expense                 36           4           62          107
    Other (exp) inc. - net         (313)        204         (217)         156
    Tax provision                16,994      14,281       41,136       37,072
    Net income                 $ 29,003    $ 23,257     $ 68,335     $ 58,907
    Basic earnings per share   $   0.62    $   0.50     $   1.47     $   1.28
    Diluted earnings per share $   0.59    $   0.48     $   1.40     $   1.22
    Weighted average shares
     Outstanding :
      Basic                      46,584      46,315       46,545       45,993
      Diluted                    48,994      48,432       48,788       48,238


    Consolidated Balance Sheet Data                January 3,      January 4,
     (in 000's):                                      2004            2003

    Working capital                                 $313,561        $241,177
    Cash, cash equivalents and short-term            164,053         117,925
     investments
    Accounts receivable                              121,908          86,351
    Inventories                                      126,789         121,823
    Total assets                                     587,541         482,526
    Notes payable - current                            2,805           2,505
    Deferred taxes                                    32,861          23,599
    Stockholders' equity                             423,426         340,541

SOURCE  Fossil, Inc.
    -0-                             02/24/2004
    /CONTACT: Mike Kovar, Chief Financial Officer of Fossil, Inc., +1-972-699-2229; or Investor Relations: Allison Malkin, Integrated Corporate Relations, +1-203-222-9013, for Fossil, Inc./
    /Web site:  http://www.fossil.com /
    (FOSL)

CO:  Fossil, Inc.
ST:  Texas
IN:  REA FAS
SU:  ERN CCA